Exhibit 10.2

LYONDELLBASELL INDUSTRIES

2017 RESTRICTED STOCK UNIT AWARD AGREEMENT

By letter (the “Grant Letter”), effective as of the date specified in the Grant Letter (the “Grant Date”), LyondellBasell Industries N.V. (the “Company”), pursuant to the LyondellBasell Industries 2017 Long-Term Incentive Plan (the “Plan”), has granted to the Participant the number of units of Common Stock (as defined in the Plan) specified in the Grant Letter subject to transfer and forfeiture restrictions (“Restricted Stock Units”). These grants are all subject to adjustment as provided in the Plan, and the following terms and conditions (the “Award Agreement”):

1.	Relationship to Plan and Company Agreements.

This Restricted Stock Unit grant is subject to all Plan terms, conditions, provisions and administrative interpretations, if any, adopted by the Committee. Except as defined in this Award Agreement, capitalized terms have the same meanings ascribed to them in the Plan. Notwithstanding any provision of any employment agreement between the Participant and the Company regarding an award of restricted stock units of LyondellBasell Industries AF S.C.A., this Award Agreement is with respect to shares of common stock of LyondellBasell Industries N.V. as required pursuant to the terms of the Company’s long term incentive program as in effect on the Grant Date. To the extent that this Award Agreement is intended to satisfy the Company’s obligations under any employment agreement between the Company and the Participant, the Participant agrees and acknowledges that this Award Agreement fulfills the Company’s obligations under the employment agreement, this Award Agreement shall be interpreted and construed to the fullest extent possible consistent with such employment agreement, and in the event of a conflict between the terms of such employment agreement and the terms of this Award Agreement, the terms of this Award Agreement shall control.

2.	Restriction Period and Vesting Schedule.

(a) The Restriction Period applicable to the Restricted Stock Units shall lapse and Restricted Stock Units shall fully vest on the third anniversary of the Grant Date. The Participant must be in continuous Employment from the Grant Date through the third anniversary of the Grant Date to vest in Restricted Stock Units on that date.

(b) If the Participant has been in continuous Employment since the Grant Date, the Restriction Period shall lapse and the Restricted Stock Units shall become fully vested, irrespective of the limits in subparagraph (a), upon (1) an involuntary termination of Employment by the Company without Cause or a constructive termination of Employment by the Participant with good reason as defined in Section 10 of the Plan, either of which occurs within one year after the occurrence of a Change of Control or (2) any termination of Employment due to death or Disability.

(c) Irrespective of the limitations set forth in subparagraph (a) above, provided that the Participant has been in continuous Employment since the Grant Date, upon termination of Employment due to Retirement or involuntary termination not for

Cause, the Restriction Period shall lapse with respect to a pro rata portion of the Restricted Stock Units which shall be determined by multiplying the full number of Restricted Stock Units otherwise payable under this Award Agreement by a fraction, the numerator of which is the number of months (with any partial months being considered a full month) of the Participant’s Employment during the period beginning on the Grant Date and ending on the third anniversary of the Grant Date and the denominator of which is the number of months in such period. Remaining Restricted Stock Units shall be forfeited.

(d) The following definitions apply to this Award Agreement:

(i) “Disability” (i) a permanent and total disability as defined in the Company’s long-term disability plan in which the Participant is eligible to participate and (ii) the Participant is not eligible for Retirement.

(ii) “Employment” means employment as an Employee with the Company or any Participating Employer. Neither the Participant’s transfer from Company employment to employment by any Participating Employer, the Participant’s transfer from employment by any Participating Employer to Company employment, nor the Participant’s transfer between Participating Employers shall be deemed to be a termination of the Participant’s employment. Moreover, a Participant’s employment shall not be deemed to terminate because the Participant is absent from active employment due to temporary illness, during authorized vacation, during temporary leaves of absence granted by the Company or a Participating Employer for professional advancement, education, health or government service, during military leave for any period if the Participant returns to active employment within 90 days after military leave terminates, or during any period required to be treated as a leave of absence by any valid law or agreement.

(iii) “Misconduct” means any act or failure to act that (i) contributes to the Company having to restate all or a portion of its financial statements and (ii) materially increases the value of the compensation received by the Participant.

(iv) “Retirement” means a Participant’s voluntarily initiated termination of service on or after the earliest of (i) age 65, (ii) age 55 with 10 years of participation service credited under the qualified defined benefit pension plan maintained by the Company or a Subsidiary or an Affiliate in which the Participant is eligible to participate, (iii) the time of retirement as defined in a written agreement between a Participant and a Participating Employer, or (iv) outside the U.S., the time when retirement is permitted and the Participant is eligible to receive a company retirement benefit under applicable law with respect to the Participant’s primary place of employment (as determined by the Committee in its sole judgment).

3.	Terms and Conditions.

Each Restricted Stock Unit shall be subject to the restrictions below and a substantial risk of forfeiture during the Restriction Period. A Participant shall not be entitled to any payment under Section 5 until the Restriction Period for affected Restricted Stock Units lapses. No rights related to a Restricted Stock Unit may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restriction Period. Restricted Stock Units shall be forfeited on the date the Participant’s Employment terminates except as otherwise provided in Section 2 hereof.

4.	Registration of Units.

The Participant’s right to receive Common Stock in settlement of the Restricted Stock Units shall be evidenced by book entry (or by such other manner as the Committee may determine).

5.	Settlement.

Subject to Section 13 hereof, when the Restriction Period lapses and Restricted Stock Units vest under Section 2, a Participant shall become entitled to receive, within 60 days of the date the Restricted Stock Units vested, the number of shares of Common Stock equal to the number of Restricted Stock Units which have vested on the particular vesting date. Any shares of Common Stock paid under this Award shall remain subject to the Company Clawback Policy as set forth in Section 14.

6.	Dividend Equivalents.

The Company will pay Dividend Equivalents for each outstanding Restricted Stock Unit as soon as administratively practicable after dividends, if any, are paid on the Company’s outstanding shares of Common Stock; provided, however, that (i) such payment shall be made no later than March 15th following the year in which the dividends are paid and (ii) the Participant must be in Employment as of the date of such dividend payment.

7.	Withholding.

The Company shall withhold from any distribution under this Award shares of Common Stock having a Fair Market Value equal to all taxes required to be withheld with respect to the Award. In the event all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the Award cannot be satisfied in this manner, no shares of Common Stock shall be delivered to or for a Participant unless provision to pay required withholding has been made to the Committee’s satisfaction.

8.	Expatriate Participants.

Payments of Awards made to expatriate Participants will be, pursuant to the applicable expatriate assignment policy of the Participating Employer, tax normalized based on typical income taxes and social security taxes in the expatriate Participant’s home country relevant to the expatriate Participant’s domestic circumstances.

9.	Currency Exchange Rates.

For Participants who are not paid on a U.S. Dollar payroll, the currency exchange rate used to calculate the number of Restricted Stock Units was determined by the published intercompany exchange rate in effect for the month in which the Grant Date occurred; provided if such rate had not been determined at the Grant Date, the currency exchange rate was determined by using the published intercompany exchange rate for the month prior to the month in which the Grant Date occurred.

10.	No Fractional Shares.

No fractional shares of Common Stock are permitted in connection with this Award Agreement. For purposes of pro-ration in Section 2(c), Restricted Stock Units shall be rounded up to the nearest whole share of Common Stock. Any shares of Common Stock withheld pursuant to Section 8 shall be rounded to whole shares in the manner determined by the Committee to be appropriate to satisfy the minimum statutory withholding requirements.

11.	Successors and Assigns.

This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted.

12.	No Guaranteed Employment.

No provision of this Award Agreement shall confer any right to continued employment.

13.	Section 409A.

It is intended that the provisions of this Award Agreement satisfy the requirements of Section 409A of the Code and the accompanying U.S. Treasury Regulations and pronouncements thereunder, and that the Award Agreement be operated in a manner consistent with such requirements to the extent applicable.

For purposes of Section 409A of the Code, (a) if the Participant is Retirement Eligible, the time of settlement in Section 5 hereof constitutes a specified date within the meaning of Section 1.409A-3(a)(4) of the Treasury Regulations and is within the 90-day period described in Section 1.409A-3(b) of the Treasury Regulations and (b) if the Participant is not Retirement Eligible, the time of settlement in Section 5 hereof is within the short-term deferral period described in Section 1.409A-1(b)(4) of the Treasury Regulations. For purposes of this Section 13, “Retirement Eligible” means that the Participant will be eligible to terminate Employment by reason of Retirement prior to the date such Retirement would qualify for short-term deferral treatment under Section 409A of the Code.

If the Company is publicly-traded and the Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, notwithstanding the provisions of Section 5 hereof, any transfer of shares payable on account of a separation from service that are deferred compensation shall take place on the earlier of (i) the first business day following the expiration of six months from the Participant’s separation from service, (ii) the date of the Participant’s death, or (iii) such earlier date as complies with the requirements of Section 409A of the Code.

14.	Company Clawback Policy.

If (a) the Committee determines that the Participant has either engaged in, or benefitted from, Misconduct and (b) the Participant is classified at a level of M-4 or above in the LyondellBasell Group compensation classification system at the time of such determination, upon notice from the Company, the Participant shall reimburse to the Company all or a portion of the payments received under this Award Agreement (or forfeit all or any portion of such payments to the extent they have not yet been paid) as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged Misconduct or the second anniversary of the Participant’s date of termination.

LYONDELLBASELL INDUSTRIES N.V.